Advanced Emissions Solutions Amends Tender Offer

HIGHLANDS RANCH, Colorado - May 18, 2017 – Advanced Emissions Solutions, Inc. (NASDAQ: ADES) today announced that it has extended its tender offer to 5:00 P.M., New York City time, on June 6, 2017. The offer was previously scheduled to expire at 5:00 P.M., New York City time, on June 5, 2017.
The tender offer has also been amended to, among other things, clarify certain of the conditions of the Company’s obligations to complete the tender offer, as described in the amended offering documents filed today with the Securities and Exchange Commission.
Important Notice
The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, each as may be amended and supplemented from time to time, which the Company has distributed to stockholders and filed with the Securities and Exchange Commission. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials because they contain important information, including the terms and conditions of the tender offer. Stockholders are urged to read the tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares.
A copy of the offering documents may be obtained from Georgeson LLC, the Information Agent for the offer. Georgeson LLC's telephone number is (866) 628-6024. Please contact Georgeson LLC with any questions regarding the tender offer.
The tender offer materials are also available for free at the SEC's website at http://www.sec.gov.
About the Company
Advanced Emissions Solutions, Inc., through our subsidiaries and joint ventures, is a leader in emissions control technologies and associated equipment, chemicals and services to customers in the coal-fired power generation industry. Our proprietary environmental technologies and specialty chemicals enable our customers to enhance existing air pollution control equipment, minimize mercury, acid gases, and other emissions, maximize capacity, and improve operating efficiency to meet the challenges of existing and pending emission control regulations.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These forward-looking statements include the Company’s plans to complete the tender offer, which is subject to certain conditions and involve risks and uncertainties identified from time to time in the Company’s filings with the SEC. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

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